UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest events reported)	December 5, 2005
(December 5, 2005)

Commission	Name of Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

333-32170	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[   ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

As previously reported, on June 6, 2005, PNM Resources, Inc. ("PNMR" or the "Company") completed the acquisition of TNP Enterprises, Inc. ("TNP").  The aggregate purchase price included a payment to the previous owner of 4,326,337 shares of PNMR common stock valued at $87.4 million.  The 4,326,337 PNMR common shares that were part of the consideration for the acquisition were not registered under the Securities Act of 1933 and were issued under the private placement exemption.  Under the Stock Purchase Agreement, PNMR agreed to certain registration rights with respect to the common shares and as such, registered the resale of the shares on Form S-3, as amended, which registration statement became effective on December 5, 2005.  Also, pursuant to the Stock Purchase Agreement, certain of the partners in the seller of TNP agreed to enter into lock-up agreements with respect to the common shares.  Lock-up agreements were executed at closing which provided for a lock up of approximately 50% of the shares until October 6, 2005, and until December 6, 2005 with respect to the remaining approximately 50%.  After December 6, 2005, there will be no remaining restrictions on the right of the holders to sell their shares other than compliance with applicable securities laws.

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: December 5, 2005	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)

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